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                  Amendment to Rights Agreement


     This Amendment to Rights Agreement, dated as of May __, 1993, between THE MAY DEPARTMENT STORES COMPANY, a New York corporation
(the "Company"), and THE BANK OF NEW YORK, a banking company organized under the laws of New York ("BNY").

     Whereas, the Company and Centerre Trust Company entered into that certain rights agreement dated as of February 21, 1986, which agreement was amended and restated as of May 2, 1988 (the "Rights
Agreement"); and

     Whereas, effective February 24, 1992, the Company appointed
BNY, and BNY agreed to serve as, (i) transfer agent for all of the issued and outstanding stock of the Company and (ii) Rights Agent under the Rights Agreement; and

     Whereas, the Company and BNY wish to formally reflect such appointment and agreement to serve as Rights Agent in this Amendment to Rights Agreement;

     Now, Therefore, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree, effective as of February 24, 1992, as follows:

1. All references to the Rights Agent in the Rights Agreement shall be deemed to be references to BNY.

2. Section 1(e) is hereby amended to substitute the "State of New York" for the "State of Missouri".

3. Section 1(f) is hereby amended to substitute "New York" for "St. Louis".

4. The first sentence of the Revised Legend in Section 3(c) on page 12 is hereby deleted and replaced by the following sentence:

          "This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between The May Department Stores Company (the "Company") and the Rights Agent, dated as of February 21, 1986, as amended and restated (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company."

5. The first sentence of Section 5(b) is hereby amended to substitute "New York, New York" for "St. Louis, Missouri".

6. The last sentence of Section 8 is hereby deleted and replaced by the following sentence:

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          "The Rights Agent shall deliver all cancelled Right
          Certificates to the Company or may, but shall not be required to destroy such cancelled Right Certificates, and in such case shall deliver a certificate of destruction thereof to the Company."

7. Section 18(a) is hereby amended by adding the following sentence to the end of that section:

          "The provisions of this Section 18(a) shall survive the termination of this Agreement."

8. Section 20 is hereby amended by adding the following new paragraphs (l), (m) and (n) to the end of Section 20:

          (l) Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken.

          (m) In addition to the foregoing, the Rights Agent shall be protected and shall incur no liability for, or in respect of, any action taken or omitted by it in connection with its administration of this Agreement if such acts or omissions are in reliance upon (i) the proper execution of the certifications concerning beneficial ownership appended to the form of assignment and the form of election to purchase attached hereto unless the Rights Agent shall have actual knowledge that, as executed, such certification is untrue, or (ii) the non-execution of such certification including, without limitation, any refusal to honor any otherwise permissible assignment or election by reason of such non-execution.

          (n) The Company agrees to give the Rights Agent prompt written notice of any event or ownership which would prohibit the exercise or transfer of the Right
          Certificates.

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9.   The fourth sentence of Section 21 is hereby deleted and
     replaced by the following sentence:

          "If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate who shall, with such notice, submit his Right Certificate for inspection by the Company), then the Rights Agent or any registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent.


10. The first sentence of Section 23(a) is hereby amended to substitute "New York time" for "St. Louis time".

11. Section 25 is hereby amended by deleting the notice address of Centerre Trust Company and substituting therefore the following notice address of The Bank of New York:

          The Bank of New York
          101 Barclay Street
          New York, New York 10286
          Attention:  Susan McFarland

     All provisions of the Rights Agreement which have not specifically been amended by this Amendment to Rights Agreement remain unchanged and in full force and effect.

     In Witness Whereof, the parties have executed this Amendment to Rights Agreement as of the day and year first above written.



                         THE MAY DEPARTMENT STORES COMPANY



                         By:     R.A. BRICKSON
                            ---------------------------------
                            Name:  Richard A. Brickson
                            Title:  Secretary



                         THE BANK OF NEW YORK



                         By:     JOHN I. SIVERTSEN
                            --------------------------------
                            Name:    John I. Sivertsen
                            Title:   Vice President